UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2023

Transphorm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55832	82-1858829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices, including zip code)
(805) 456-1300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TGAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Former Chief Executive Officer and Director

On May 10, 2023, Mario Rivas informed the board of directors (the “Board”) of Transphorm, Inc. (the “Company”) of his resignation from his positions as the Company’s Chief Executive Officer and Chair of the Board, as a member of the Board, and from all other positions he holds in the Company or any of its subsidiaries, effective as of May 15, 2023. Mr. Rivas’s retirement is part of the Company’s management succession planning, and not a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

On May 11, 2023, the Company entered into a Transition and Separation Agreement (the “Transition Agreement”) with Mr. Rivas. Under the terms of the Transition Agreement, Mr. Rivas will enter into a consulting agreement to provide advisory transitional services to the Company as requested by the Company’s then-acting Chief Executive Officer or the Board through May 15, 2024, during which period Mr. Rivas’s equity awards will continue to vest in accordance with their terms, and the Company will extend the post-termination exercise period of Mr. Rivas’s outstanding stock options through December 31, 2024. As part of the Transition Agreement, and as a condition to receiving the foregoing benefits, the parties agreed to provisions relating to a release and waiver of claims.

The foregoing summary is qualified in its entirety by reference to the full text of the Transition Agreement which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Appointment of New Chief Executive Officer and Director

On May 10, 2023, the Board appointed Primit Parikh as President and Chief Executive Officer of the Company and to the Board as a Class III director, effective as of May 15, 2023. Dr. Parikh succeeds Mr. Rivas, who has served as the Company’s Chief Executive Officer since February 2020 and Chair of the Board since May 2022. The Board also appointed Umesh Mishra to serve as Chair of the Board, effective as of May 15, 2023. Dr. Mishra currently serves on the Board as a Class II director and is the Company's Chief Technology Officer and a co-founder of the Company’s main operating subsidiary, Transphorm Technology, Inc. (“Transphorm Technology”).

Dr. Parikh, age 51, has served as the Company’s President and Chief Operating Officer since February 2020. Dr. Parikh is a co-founder of Transphorm Technology and has served as Transphorm Technology’s Chief Operating Officer since 2007, as well as a member of the board of directors of Transphorm Japan, Inc. since 2014. With over 25 years of semiconductor and entrepreneurial experience, his background includes experience with capital raises, international markets and strategic partnerships, products and manufacturing, intellectual property, GaN and semiconductor technology, and government contracting. Prior to Transphorm Technology, Dr. Parikh led GaN electronics at Nitres Inc. until its acquisition in 2000 by Cree, where he was responsible for RF GaN electronics, as well as cross functional programs in LED technology. Dr. Parikh has co-authored more than 75 publications and holds more than 40 patents. He holds a B.Tech. in Electrical Engineering from IIT, Mumbai and a Ph.D. in Electrical and Computer Engineering from the University of California, Santa Barbara.

There are no arrangements or understandings between Dr. Parikh and any other persons pursuant to which he was appointed Chief Executive Officer or as a member of the Board. There are also no family relationships between Dr. Parikh and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.1	Transition and Separation Agreement, dated May 11, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSPHORM, INC.

Dated: May 12, 2023	By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer